Exhibit 99.1
Editorial Contacts:
Ben Lu, CFA, Vice President, Investor Relations - USA +1 (510) 713-5568
Krista Todd, Vice President, Global Communications - USA +1 (510) 713-5834
Ben Starkie, Corporate Communications - Europe +41 (0) 79-292-3499

Logitech Agrees To Acquire Streamlabs,
Adding Streaming Tools to its Gaming Offering

LAUSANNE, Switzerland and NEWARK, Calif., September 26, 2019 - Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced that it has agreed to acquire Streamlabs of San Francisco, California. Streamlabs is a leader in software and tools for live streaming, allowing game streamers to engage with viewers, grow their brands and channels, and monetize their broadcasts across platforms like Twitch, YouTube, Mixer and Facebook.
Ujesh Desai, general manager and vice president of Logitech G, commented: “We’ve been fans of Streamlabs and their software since we started partnering with them over two years ago. Their industry-leading software is complementary to our existing gaming portfolio, and we believe we can do even greater things together.”
Ali Moiz, Streamlabs’ chief executive officer, said: “Streamlabs and Logitech both share a strong passion for gaming and a dedication to serving the global community of gamers and streamers. Joining with Logitech allows us to keep doing what we love and be bolder than ever on a much bigger stage.”
Logitech has agreed to acquire Streamlabs for approximately $89 million in cash, with an additional payment of $29 million in Logitech stock subject to the achievement of significant revenue growth targets for Streamlabs.
Expected Impact on Financial Results for Fiscal Year 2020
The Streamlabs acquisition is not expected to materially impact Logitech’s Fiscal Year 2020 annual net sales or non-GAAP operating profitability. It is subject to customary closing conditions and is expected to close in the coming weeks.
About Streamlabs
Streamlabs is the leading provider of tools for professional streamers. Founded in 2014, its groundbreaking software, Streamlabs OBS, offers the largest set of features that content creators use to grow their audiences, engage with fans, and monetize their streams. For more information, visit www.streamlabs.com/.
About Logitech

Logitech designs products that have an everyday place in people's lives, connecting them to the digital experiences they care about. More than 35 years ago, Logitech started connecting people through computers, and now it’s a multi-brand company designing products that bring people together through music, gaming, video and computing. Brands of Logitech include Logitech, Logitech G, ASTRO Gaming, Ultimate Ears, Jaybird, and Blue Microphones. Founded in 1981, and headquartered in Lausanne, Switzerland, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI). Find Logitech at www.logitech.com, the company blog or @Logitech.
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Logitech and other Logitech marks are trademarks or registered trademarks of Logitech Europe S.A and/or its affiliates in the U.S. and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s website at www.logitech.com.

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding: the performance of Logitech and Streamlabs together, Streamlabs' strategy and expansion, achievement of the earnout, the effect of the acquisition of Streamlabs on Logitech’s Fiscal Year 2020 annual net sales and non-GAAP operating profitability, and the timing of closing the acquisition of Streamlabs. The forward-looking statements in this release involve risks and uncertainties that could cause Logitech’s actual results and events to differ materially from those anticipated in these forward-looking statements, including, without limitation: if our product offerings, marketing activities and investment prioritization decisions do not result in the sales, profitability or profitability growth we expect, or when we expect it; if we fail to innovate and develop new products in a timely and cost-effective manner for our new and existing product categories; if we do not successfully execute on our growth opportunities or our growth opportunities are more limited than we expect; the effect of pricing, product, marketing and other initiatives by our competitors, and our reaction to them, on our sales, gross margins and profitability; if our products and marketing strategies fail to separate our products from competitors’ products; if there is a deterioration of business and economic conditions in one or more of our sales regions or product categories, or significant fluctuations in exchange rates; changes in trade policies and agreements and the imposition of tariffs that affect our products or operations; our ability to implement the restructuring in various geographies; risks associated with acquisitions. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Logitech’s periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, available at www.sec.gov, under the caption Risk Factors and elsewhere. Logitech does not undertake any obligation to update any forward-looking statements to reflect new information or events or circumstances occurring after the date of this press release.

(LOGIIR)